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                                                                    EXHIBIT 99.1

          1838 BOND-DEBENTURE TRADING FUND ANNOUNCES THE APPOINTMENT OF
             MBIA CAPITAL MANAGEMENT CORP. AS INVESTMENT ADVISER AND
                   POSTPONEMENT OF ANNUAL SHAREHOLDER MEETING

FOR IMMEDIATE RELEASE
KING OF PRUSSIA, PA (BUSINESS WIRE) - June 10, 2005

                  The Board of Directors of 1838 Bond-Debenture Trading Fund (NYSE: BDF) (the "Fund") announced that MBIA Capital Management Corp. ("MBIA Capital Management") has been appointed to serve as investment adviser to the Fund pursuant to an interim investment advisory agreement between the Fund and MBIA Capital Management (the "Interim Agreement") as a result of the resignation of 1838 Investment Advisors, LP as investment adviser to the Fund. The Board has also postponed the Fund's Annual Meeting of Shareholders previously scheduled to be held on June 13, 2005 until August 24, 2005 in order to provide shareholders with updated proxy materials. At the Annual Meeting, the Board will ask shareholders of the Fund to consider the approval of a new investment advisory agreement between the Fund and MBIA Capital Management (the "Proposed Agreement") in addition to the annual election of directors.

                  The Board of Directors also announced a reduction in investment advisory fees to be paid under the Interim Agreement and the Proposed Agreement, if approved by shareholders, as follows (as an annual rate):

                    Old Advisory Fee                                             New Advisory Fee
-------------------------------------------------------       --------------------------------------------------
0.625% on the first $40 million of the Fund's month end       0.50% on the first $100 million of the Fund's month
net assets; and 0.50% on the excess                           end net assets; and 0.40% on the excess

                  MBIA Capital Management previously served as sub-adviser to the Fund under a prior interim investment sub-advisory agreement with 1838 Investment Advisors, LP pursuant to which MBIA Capital Management was responsible for the day-to-day management of the Fund's investments. Under the Interim Agreement and Proposed Agreement, MBIA Capital Management will continue to manage the Fund's investments on a day-to-day basis, however, as investment adviser to the Fund, MBIA Capital Management will also be responsible for the overall management of the Fund. MBIA Capital Management will employ the same investment strategies in managing the Fund's assets, as a result, the Fund's portfolio of investments is not expected to change dramatically, nor is the Fund expected to experience an increase in portfolio turnover.

                  MBIA Capital Management's team of investment professionals is headed by Clifford D. Corso, President of MBIA Capital Management. MBIA Capital Management, founded in 1993, provides fixed income management to a variety of institutional clients including corporations, governmental entities, employee benefit plans and registered investment companies. MBIA Capital Management currently has approximately $42 billion of assets under management.

                  At a special meeting of the Board of Directors held on June 2, 2005, the Board of Directors of the Fund, including a majority of the Directors who are not "interested persons" as defined in the Investment Company Act of 1940, as amended (the "Act"), approved the selection of MBIA Capital Management as investment adviser to the Fund. The Board of Directors concluded that, in light of the resignation of 1838 Investment Advisors, LP and in consideration of several competing proposals, the approval of the Interim Agreement and the Proposed Agreement was in the best interests of the Fund's shareholders. The Interim Agreement will remain in effect until the earlier of the approval by Fund shareholders of the Proposed Agreement or October 31, 2005. Shareholders of the Fund will be asked to vote on the Proposed Agreement at the Annual Meeting of Shareholders which has been rescheduled to August 24, 2005.
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                  The Fund is a closed-end, diversified management investment company whose primary investment objective is to seek a high rate of return, primarily from interest income and trading activity gains, from investments principally consisting of debt securities. MBIA Capital Management is an indirect, wholly-owned subsidiary of MBIA, Inc. Shares of MBIA, Inc. are listed on the New York Stock Exchange, and trade under the symbol "MBI."

                  CONTACT: DANIEL N. MULLEN, (484) 322-4300